                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ------------------------

                      METROMEDIA INTERNATIONAL GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

Payment of Filing Fee (Check the appropriate box):

/X/  No Fee Required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
    and 0-11

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4)  Proposed maximum aggregate value of transaction:

    5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration No.:

    3)  Filing Party:

    4)  Date Filed:

        [LOGO]            ONE MEADOWLANDS PLAZA
                          EAST RUTHERFORD, NEW JERSEY 07073-2137

                                          April 9, 1998

Dear Stockholder:

    On behalf of the Board of Directors, I wish to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of Metromedia International Group, Inc. ("MMG"), which will be held on the Concourse Level at 1285 Avenue of the Americas, New York, New York 10019 at 9:00 a.m., Eastern Standard time, on May 13, 1998. I look forward to greeting as many stockholders as possible at the Annual Meeting.

    At the Annual Meeting, you will be asked to vote on proposals: (i) to elect four Class III Directors for a three year term ending in the year 2001; (ii) to ratify the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1998; and (iii) to consider and vote upon a proposal submitted by a Stockholder of MMG to amend the Company's Certificate of Incorporation to allow stockholders of MMG to take action by written consent, and to call special meetings and to vote on any other matters that may properly come before the Annual Meeting.

    It is important that your shares be represented at the Annual Meeting, whether or not you are able to attend. Accordingly, you are urged to sign, date and mail the enclosed proxy promptly. If you later decide to attend the Annual Meeting, you may revoke your proxy and vote in person.

    Thank you for your time and consideration.

                                          Sincerely,

                                          Stuart Subotnick
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                      METROMEDIA INTERNATIONAL GROUP, INC.

                            ------------------------

                             ONE MEADOWLANDS PLAZA
                     EAST RUTHERFORD, NEW JERSEY 07073-2137

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1998

                            ------------------------

                             TO THE STOCKHOLDERS OF
                     METROMEDIA INTERNATIONAL GROUP, INC.:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Metromedia International Group, Inc., a Delaware corporation ("MMG"), will be held on May 13, 1998, at 9:00 a.m., Eastern Standard time, on the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 for the purpose of considering and acting upon the following:

    1. The election of four (4) members to MMG's Board of Directors to serve a three-year term as Class III Directors.

    2. The ratification of the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1998.

    3. The proposal submitted by a stockholder of the Company to amend the Company's Certificate of Incorporation to allow stockholders of MMG to take action by written consent and to call special meetings; and

    4. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors is not aware of any other business that will be presented for consideration at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF PROPOSALS NO. 1 AND NO. 2 AND "AGAINST" PROPOSAL NO. 3 TO BE PRESENTED TO MMG STOCKHOLDERS AT THE MMG ANNUAL MEETING.

    Only stockholders of record at the close of business on March 27, 1998, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any reason germane to the Annual Meeting, during ordinary business hours during the ten days prior to the Annual Meeting at One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137.

                                          By Order of the Board of Directors.

                                          Arnold L. Wadler
                                          Secretary

East Rutherford, New Jersey
April 9, 1998

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD IN ORDER THAT A QUORUM MAY BE ASSURED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES). IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                            ------------------------

                             ONE MEADOWLANDS PLAZA
                         EAST RUTHERFORD, NJ 07073-2137
                            ------------------------

                                PROXY STATEMENT
                     FOR AN ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1998

                            ------------------------

    This Proxy Statement is being furnished to the holders of shares of common stock, par value $1.00 per share (the "Common Stock"), of Metromedia International Group, Inc., a Delaware corporation ("MMG" or the "Company") in connection with the solicitation of proxies by the Board of Directors of MMG for use at the Annual Meeting of the Stockholders of MMG to be held at 9:00 a.m. Eastern Standard time, on Wednesday, May 13, 1998 on the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 (the "Annual Meeting"), and any adjournments of the Annual Meeting. This Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and the Exhibits, if any, are first being mailed to the stockholders of the Company on or about April 9, 1998.

                    INFORMATION REGARDING THE ANNUAL MEETING

    PROPOSALS. At the Annual Meeting, MMG Stockholders will be asked (i) to vote upon the election of four (4) members to MMG's Board of Directors to serve a three-year term as Class III Directors (Proposal 1), (ii) to vote upon the ratification of the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1998 (Proposal 2), (iii) to consider and vote upon a proposal submitted by a stockholder of the Company, to amend the Company's Certificate of Incorporation (the "Charter Amendment") to allow stockholders of MMG to take action by written consent and to call special meetings (Proposal 3), and (iv) to vote upon the transaction of such other matters as may properly come before the Annual Meeting.

    The Board of Directors of MMG knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.

    RECORD DATE; QUORUM. Only holders of record of Common Stock as of the close of business on March 27, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 68,978,294 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 7,394 stockholders of record, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Except with respect to broker non-votes, the consequences of which are described below, shares of Common Stock represented by proxies marked "ABSTAIN" for any proposal presented at the Annual Meeting and shares of Common Stock held by persons in attendance at the Annual Meeting who abstain from voting on any such proposal will be counted for purposes of determining the presence of a quorum but shall not be voted for or against such proposal. Because of the vote required (see below) to approve the proposals presented at the Annual Meeting, abstentions will have the effect of a vote against such proposal (other than the election of directors). Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at such meeting for purposes of proposals presented at the Annual Meeting. Because of the vote required to approve the Charter Amendment, broker non-votes with respect to such proposals will have the effect of a vote against the Charter Amendment and because of the vote required to approve the other proposals at the Annual Meeting, broker non-votes will have no effect on the outcome and the vote on any of such other proposals. With respect to the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the vote.

    VOTE REQUIRED. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve and adopt each of the matters identified in this Proxy Statement as being presented to holders of shares of Common Stock at the Annual Meeting (other than the Charter Amendment and the election of directors), each of which will be voted upon separately at the Annual Meeting. The affirmative vote of the holders of a majority of all of the issued and outstanding shares of Common Stock (whether or not represented in person or by proxy at the Annual Meeting) is required to approve the Charter Amendment. The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the Class III Directors to MMG's Board of Directors.

    Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their banks or brokers. Votes cast by proxy or in person at the Annual Meeting will be tabulated by one or more inspectors of election appointed by the Board of Directors. These inspectors of election will also determine whether a quorum is present for the transaction of business.

    PROXIES. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, MMG Stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With regard to other proposals, MMG Stockholders may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or may abstain from voting on any or all proposals. Stockholders should specify their respective choices on the accompanying proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares of Common Stock represented by a signed proxy card will be voted "FOR" each of Proposals 1 and 2 and "AGAINST" Proposal 3 listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

    The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Each of the proposals set forth in this Proxy Statement will be voted upon separately at the Annual Meeting. The affirmative vote of the holders of a majority of all of the issued and outstanding shares of Common Stock (whether or not represented in person or by proxy at the Annual Meeting) is also required to approve Proposal No. 3. The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the Class III Directors to MMG's Board of Directors pursuant to Proposal No. 1. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve and adopt Proposal No. 2. For these reasons, it is important that all shares are represented at the Annual Meeting, either in person or by proxy.

    All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the Annual Meeting at the option of the persons executing them by giving written notice to the Secretary of MMG, by delivering a later dated proxy card or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Metromedia International Group, Inc., One Meadowlands Plaza, East Rutherford, NJ 07073-2137, Attention: Arnold L. Wadler, Secretary.

    Proxies will initially be solicited by MMG by mail, but directors, officers and selected employees may solicit proxies from Stockholders personally or by telephone, facsimile or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. MMG will also request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and MMG will reimburse such persons for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies will be borne by MMG.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSALS NO. 1 AND NO. 2 AND "AGAINST" PROPOSAL NO. 3 TO BE PRESENTED TO MMG STOCKHOLDERS AT THE MMG ANNUAL MEETING.

    The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "MMG." On March 27, 1998, the closing sale price for the Common Stock as reported by the AMEX was $14 7/8 per share.

    This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about April 8, 1998.

    The date of this Proxy Statement is April 8, 1998.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices, at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants (such as the Company) that file electronically with the Commission. The address of such site is: http://www.sec.gov. In addition, the Common Stock is traded on the AMEX, and copies of reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

               SPECIAL NOTE REGARDING FORWARD--LOOKING STATEMENTS

    Certain statements in this Proxy Statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Reform Act") certain, but not necessarily all of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "inspects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, impact demand for the Company's products and services; industry capacity, which tends to increase during strong years of the business cycle; changes in public taste, industry trends and demographic changes; competition from other communications companies, which may affect the Company's ability to generate revenues; political, social and economic conditions and laws, rules and regulations, particularly in Eastern Europe, the republics of the former Soviet Union, the People's Republic of China ("China") and other selected markets, which may affect the Company's results of operations; timely completion of construction projects for new systems for the joint ventures in which the Company has invested; developing legal structures in Eastern Europe, the republics of the former Soviet Union, China and other selected emerging markets, which may affect the Company's results of operations; cooperation of local partners for the Company's communications investments in Eastern Europe, the republics of the former Soviet Union, China and other selected emerging markets; which may affect the Company's results of operations; cooperation of local partners for the Company's communications investments in Eastern Europe, the republics of the former Soviet Union, China and other selected emerging markets; exchange rate fluctuations; license renewals for the Company's communications investments in Eastern Europe, the republics of the former Soviet Union, China and other selected emerging markets; the loss of any significant customers; changes in business strategy or development plans quality of management; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Proxy Statement. The Company does not undertake, and specifically declines, any obligation to release publicly the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of the Record Date, certain information regarding each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known (based solely upon filings with the Commission prior to the date hereof pursuant to Sections 13(d) or 13(g) of the Exchange Act) to own beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) more than 5% of the outstanding Common Stock. In accordance with the rules promulgated by the Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including, but not limited to, shares which the named person has the right to acquire through the exercise of any option, warrant or right, or through the conversion of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                                 NUMBER OF SHARE OF
                                                    COMMON STOCK      PERCENTAGE OF
                                                 BENEFICIALLY OWNED    OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                    (1)           COMMON STOCK
----------------------------------------------  --------------------  -------------
John W. Kluge, Stuart Subotnick and Metromedia        18,331,228(2)          26.6%
  Company.....................................
  One Meadowlands Plaza
  East Rutherford, NJ 07073
Snyder Capital Management, L.P................         5,242,300(3)           7.6%
  350 California Street, Suite 1460
  San Francisco, California 94104-1436
Dietche & Field Advisors, Inc.................         3,398,000(4)          5.39%
  437 Madison Avenue, 28th Floor
  New York, New York 10022

------------------------

(1) Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) Metromedia Company is a Delaware general partnership owned and controlled by John W. Kluge and Stuart Subotnick, each of whom is a director of MMG. The amount set forth in the table above includes 12,415,455 shares beneficially owned by Mr. Kluge and Mr. Subotnick beneficially through Metromedia Company (7,989,206) and Met Telcell, Inc. ("Met Telcell") (4,426,249), a corporation owned and controlled by Messrs. Kluge and Subotnick, and 4,604,548 and 451,225 shares of Common Stock owned directly by a trust affiliated with Mr. Kluge and by Mr. Subotnick, respectively. The amount also includes options to acquire 860,000 shares exercisable within 60 days of the date hereof.

(3) Pursuant to a report on Schedule 13G filed with the Commission on February 19, 1998 by Snyder Capital Management, L.P.

(4) Pursuant to a report on Schedule 13G filed with the Commission on August 5, 1997 by Dietche & Field Advisers, Inc.

    The foregoing information is based on a review, as of the Record Date, by MMG of statements filed with the Commission under Sections 13(d) and 13(g) of the Exchange Act. To the best knowledge of MMG, except as set forth above, no person owns beneficially more than 5% of the outstanding Common Stock.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of Common Stock as of the Record Date with respect to (i) each director and director nominee of MMG, (ii) each executive officer named in the Summary Compensation Table under "Executive Compensation" and (iii) all directors and executive officers of MMG as a group.

                               NUMBER OF SHARES OF           PERCENTAGE OF
                                   COMMON STOCK               OUTSTANDING
NAME OF BENEFICIAL OWNER      BENEFICIALLY OWNED (1)          COMMON STOCK
-------------------------    ------------------------     --------------------
John P. Imlay, Jr........                40,000(2)(8)            *
Clark A. Johnson.........                85,500(3)(8)            *
John W. Kluge............            17,450,003(2)(4)(5)      25.3%
Silvia Kessel............               153,085(6)               *
Robert A. Maresca........                45,000(7)               *
Carl E. Sanders..........                71,497(2)(8)(9)         *
Vincent D. Sasso, Jr.....                30,000(2)               *
Richard J. Sherwin.......               912,605(10)            1.3%
Stuart Subotnick.........            13,076,680(2)(5)(11)     18.9%
Arnold L. Wadler.........               165,415(6)               *
Leonard White............                10,000(8)               *
All Directors and
  Officers as a group (10
  persons)...............            19,554,330               28.3%

------------------------
* Holdings do not exceed one percent of the total outstanding shares of Common Stock.

(1) Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) Includes options to acquire 30,000 shares of Common Stock issued under the Metromedia International Group, Inc. 1996 Incentive Stock Plan (the "1996 Stock Plan") excercisable within 60 days from the date hereof. The 1996 Stock Plan was approved by the Company's stockholders at the 1996 Annual Meeting of Stockholders of the Company.

(3) Includes 10,000 shares subject to purchase within 60 days of the date hereof under the Company's 1991 Non-Employee Director Stock Option Plan (the "1991 Stock Plan") and 5,000 shares subject to purchase within 60 days of the date hereof under the Company's 1996 Stock Plan.

(4) Represents 12,415,455 shares beneficially owned through Metromedia Company (7,989,206) and Met Telcell, (4,426,249), a corporation owned and controlled by Messrs. Kluge and Subotnick, and 4,604,548 shares of Common Stock owned directly by a trust affiliated with Mr. Kluge.

(5) Includes options to acquire 400,000 shares of Common Stock, exercisable within 60 days of the date hereof.

(6) Includes options to acquire 150,000 shares under the 1996 Stock Plan.

(7) Includes options to acquire 45,000 shares of Common Stock under 1996 Stock Plan.

(8) Includes options to acquire 10,000 shares of Common Stock issued on March 26, 1997 under the 1996 Stock Plan.

(9) Includes options to acquire 10,000 shares of Common Stock under the 1991 Stock Plan.

(10) Includes options for 657,917 shares of Common Stock exercisable within 60 days of the date hereof at an exercise price equal to $1.08 per share.

(11) Represents 12,415,455 shares beneficially owned through Metromedia Company and Met Telcell and 231,225 shares owned directly by Mr. Subotnick.

                             DIRECTORS AND OFFICERS

DIRECTORS OF MMG

    The Board of Directors of MMG, which presently consists of nine members, is divided into three classes. The Class I Directors were elected for a term expiring at the annual meeting of stockholders to be held in 1999, the Class II Directors were elected for a term expiring at the annual meeting of stockholders to be held in 2000, and the Class III Directors were elected for a term expiring at the Annual Meeting. Members of each class hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of MMG, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting and will hold office for a three-year term. The Class I Directors, whose term expires at the Annual Meeting of Stockholders to be held in 1999, are John W. Kluge, Stuart Subotnick and John P. Imlay, Jr. The Class II Directors, whose term expires at the Annual Meeting of Stockholders to be held in 2000, are Richard J. Sherwin and Leonard White. The Class III Directors, whose term expires at the Annual Meeting, are Silvia Kessel, Carl E. Sanders, Arnold L. Wadler and Clark A. Johnson.

    For more information regarding each of MMG's directors, including biographical information, see "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS."

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

    The Board of Directors held four regular meetings and two special meetings during 1997. In addition, the Board of Directors (including the Executive Committee) took action by unanimous written consent thirteen times in 1997. All directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served.

    The Board of Directors has delegated certain functions to the following standing committees:

    THE EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise, to the extent permitted by law, all of the powers of the Board of Directors in the management and affairs of the Company. The Executive Committee took action by unanimous written consent twelve times in 1997. The current members of the Executive Committee are Messrs. Kluge and Subotnick.

    THE AUDIT COMMITTEE. The Audit Committee is responsible for (a) reviewing the professional services and independence of MMG's independent auditors and the scope of the annual external audit recommended by the independent auditors, (b) ensuring that the scope of the annual external audit is sufficiently comprehensive, (c) reviewing, in consultation with MMG's independent auditors and MMG's finance and accounting departments, the plan and results of the annual external audit, the adequacy of MMG's internal control systems and the results of MMG's internal audit and (d) reviewing with management and MMG's independent auditors MMG's annual and quarterly financial statements, financial reporting practices and the results of such external audit. The Audit Committee met twice during 1997. The current members of the Audit Committee are Messrs. Imlay, Johnson and White.

    THE COMPENSATION COMMITTEE. The Compensation Committee's functions are to review, approve, recommend and report to the Board of Directors on matters specifically relating to the compensation of MMG's executive officers and other key executives and to administer MMG's stock option plans. The Compensation Committee held three meetings during 1997. In addition, the Compensation Committee took action by unanimous written consent one time during 1997. The current members of the Compensation Committee are Messrs. Sanders, Imlay, Johnson and White.

    THE NOMINATING COMMITTEE. The Nominating Committee's principal function is to identify candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. The Nominating Committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees, provided MMG's Stockholders follow procedures specified in MMG's By-laws. These procedures provide that, in order to nominate an individual to the Board of Directors, an MMG Stockholder must provide timely notice of such nomination in writing to the Secretary of MMG and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of common stock beneficially owned by the stockholder giving such notice. To be timely, notice must be received by MMG not less than 60 days nor more than 90 days prior to the first anniversary of the date of MMG's annual meeting for the preceding year; PROVIDED, HOWEVER, that in the event the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received within 10 days following public disclosure by MMG of the date of the annual or special meeting at which directors are to be elected. For purposes of this notice requirement, disclosure shall be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news service, or in a document which has been publicly filed by MMG with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. Any such nominations should be submitted in writing to MMG, One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137, Attention: Arnold L. Wadler, Secretary. The Nominating Committee held one meeting in 1997. The current members of the Nominating Committee are Messrs. Kluge and Wadler and Ms. Kessel.

COMPENSATION OF DIRECTORS

    During 1997, each director of the Company who was not employed by the Company or affiliated with Metromedia Company (the "Non-Employee Directors") received a $2,000 monthly retainer plus a separate attendance fee for each meeting of the Board of Directors or committee of the Board of Directors in which such director participated. During 1997, the attendance fees were $1,200 for each meeting of the Board of Directors attended by a Non-Employee Director in person and $500 for each meeting of the Board of Directors in which a Non-Employee Director participated by conference telephone call. Members of committees of the Board of Directors are paid $500 for each meeting attended.

    Prior to December 13, 1995, Non-Employee Directors were entitled to receive options to purchase shares of the Company's Common Stock under the Company's 1991 Non-Employee Director Stock Option Plan (as amended, the "Director Plan"). Under the Director Plan, each Non-Employee Director who was a director of the Company on August 3, 1992 was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $11.875, the closing price of the Common Stock on the trading day immediately preceding the date of grant. Options granted to these Non-Employee Directors became fully vested as to all 10,000 shares upon approval of certain amendments to the Director Plan at the Company's 1993 Annual Meeting of Stockholders.

    The Director Plan further provided that each person who became a Non-Employee Director of the Company after August 3, 1992 would receive an option to purchase 10,000 shares of the Company's Common Stock on the day such director is elected as a director, at an exercise price equal to the closing price of the Common Stock on the trading day preceding such director's election. Options granted to these Non-Employee Directors became fully vested and exercisable as to all 10,000 shares on March 31 in the year after the date the Non-Employee Director was elected, provided the Company had net income for the year in which the Non-Employee Director was elected or earnings equal to or better than budgeted results for such year.

    All options granted under the Director Plan have a term of ten years. The Director Plan had originally been scheduled to terminate on June 27, 2001. However, at a meeting of the Board of Directors held on December 13, 1995, the Board of Directors terminated the Director Plan. Options outstanding as of December 13, 1995 are unaffected by the termination of the Director Plan.

    On August 29, 1996, the MMG Stockholders adopted the 1996 Metromedia International Group, Inc. Incentive Stock Plan (the "1996 Stock Plan"). Pursuant to the 1996 Stock Plan, at a Compensation Committee meeting held on January 31, 1996, each director (other than Messrs. Wadler, Sherwin, White and Ms. Kessel) was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $12.75, the closing price of the Common Stock on the trading day immediately preceding the date of grant. On March 26, 1997, all such options were cancelled and reissued at an exercise price of $9.31 (See "Ten Year Option/SAR Repricing" table below) and 20,000 of such shares were vested as of that date. An additional 10,000 shares vested on March 26, 1998. See Footnote 2 of "INFORMATION REGARDING MMG -- Options/SAR Grants During the Year Ended December 31, 1997". In addition, on March 26, 1997, Messrs. Imlay, Johnson and Sanders were granted options to purchase an additional 25,000 shares of the Company's Common Stock at an exercise price of $9.31 per share of which 5,000 shares vested as of the grant date and the remainder vest ratably over a four year period. In November 1997 the 1996 Stock Plan was amended and restated to, among other things, (i) increase the maximum number of options which may be granted to any optionee to one million, (ii) permit the Compensation Committee to grant non-tandem stock options and stock appreciation rights, (iii) more narrowly circumscribe the "change of control" provisions of the 1996 Stock Plan and (iv) make a number of technical amendments to the 1996 Stock Plan.

EXECUTIVE COMPENSATION

    The Company's Chief Executive Officer and MMG's other most highly compensated executive officers are employed and paid by Metromedia Company, and Metromedia Company provides the services of such executive officers to MMG pursuant to the Management Agreement (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--MMG's Relationship with Metromedia Company"). A portion of such management fee has been allocated by the Company to the payment of the salaries of the Company's Chief Executive Officer and the Company's executive officers based upon the services provided to the Company by such officers on behalf of Metromedia Company.

                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth information on compensation awarded to, earned by or paid to the Chief Executive Officer and MMG's other most highly compensated executive officers (the "Named Executive Officers") for services rendered to MMG and its subsidiaries during the fiscal year ended December 31, 1997, December 31, 1996, and December 31, 1995. Messrs. Subotnick, Wadler, Maresca, Sasso and Ms. Kessel were employed and paid by Metromedia Company and amounts shown below with respect to each of them reflect the portion of their compensation paid by MMG to Metromedia Company in respect of such executive's services to MMG, pursuant to the Management Agreement. The compensation expensed by the Company and paid to Metromedia Company pursuant to the Management Agreement includes payment for salary only and does not include any payment relating to bonus or other compensation. No other amounts were paid by MMG to such Named Executive Officers during 1997.

                                    ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                ----------------------------   ------------------------------------------
                                                                                    AWARDS
                                                                                   NUMBER OF       ALL
           NAME AND                                                 OTHER         SECURITIES      OTHER
          PRINCIPAL                                                ANNUAL         UNDERLYING     COMPENS.
           POSITION             YEAR  SALARY($)     BONUS($)   COMPENSATION($)   STOCK OPTIONS     ($)
------------------------------  ----  ---------     --------   ---------------   -------------   --------

Stuart Subotnick..............  1997  $ 750,000      $--           --              1,050,000       --
President and Chief Executive   1996  $  55,328(1)   $--           --                 50,000       --
  Officer                       1995  $               --           --                --            --

Silvia Kessel.................  1997  $ 375,000       --           --                250,000       --
Executive Vice President and    1996  $ 350,000       --           --                250,000       --
  Chief Financial Officer       1995     --           --           --                --            --

Arnold L. Wadler..............  1997  $ 375,000       --           --                250,000       --
Executive Vice President,       1996  $ 350,000       --           --                250,000       --
  General Counsel and           1995  $               --           --                --            --
  Secretary

Robert A. Maresca.............  1997  $ 220,000       --           --                 75,000       --
Senior Vice President and       1996  $ 200,000       --           --                 75,000       --
  Chief Accounting Officer      1995  $               --           --                --            --

Vincent D. Sasso, Jr..........  1997  $ 175,000       --           --                 75,000       --
Vice President of Financial     1996  $  75,000(2)    --           --                --            --
  Reporting                     1995  $               --           --                --            --

------------------------

(1) Mr. Subotnick was appointed President and Chief Executive Officer of MMG on December 4, 1996. The amounts shown for Mr. Subotnick reflect the portion of the payment made by MMG to Metromedia Company for the period December 4, 1996 through December 31, 1996.

(2) Mr. Sasso was appointed Vice President of Financial Reporting during the third quarter of 1996. The amount shown for Mr. Sasso reflects the portion of the payment made by MMG to Metromedia Company from such period through December 31, 1996.

                               OPTION/SAR GRANTS
                    DURING THE YEAR ENDED DECEMBER 31, 1997

    The following table sets forth individual grants of stock options by MMG pursuant to the 1996 Stock Plan or otherwise to the Named Executive Officers.

                                         SECURITIES
                                        OPTIONS/ SARS     % OF TOTAL                                       GRANT
              NAME AND                      UNDER         GRANTED TO                                        DATE
             PRINCIPAL                  OPTIONS/SARS     EMPLOYEES IN    EXERCISE       EXPIRATION       VALUATION
              POSITION                   GRANTED (#)      FISCAL YEAR    PRICE(2)         DATE(3)           (4)
            -----------               -----------------  -------------  -----------  -----------------  ------------
Stuart Subotnick....................          50,000(1)          .8%     $    9.31   March 26, 2007      $  210,550
President and Chief Executive              1,000,000(5)        15.1%     $    7.44   April 17, 2007      $3,365,000
  Officer

Silvia Kessel.......................         250,000(1)         3.8%     $    9.31   March 26, 2007      $1,052,750
Executive Vice President and Chief
  Financial Officer

Arnold L. Wadler....................         250,000(1)         3.8%     $    9.31   March 26, 2007      $1,052,750
Executive Vice President, General
  Counsel and Secretary

Robert A. Maresca...................          75,000(1)         1.1%     $    9.31   March 26, 2007      $  315,825
Senior Vice President and Chief
  Accounting Officer

Vincent D. Sasso, Jr................          75,000(1)         1.1%     $    9.31   March 26, 2007      $  315,825
Vice President of Financial
  Reporting

------------------------

(1) The original date of grant for options subject to this footnote is January 31, 1996. The options were cancelled and reissued on March 26, 1997.

(2) The exercise price of the options subject to this footnote was repriced on March 26, 1997 and is equal to the fair market value of shares of Common Stock of MMG on the date of repricing of the options. See "Ten Year Option/SAR Repricing" table below. The exercise price may be paid in cash, or at the discretion of the Compensation Committee, by tendering already owned shares of Common Stock of MMG, or a combination thereof.

(3) Options expire ten years from date of grant or, in case of retirement or termination of employment, the date three months from such date of cessation of employment. Options became one fifth exercisable on the date of grant and vest ratably over a four year period. To the extent not already exercisable, the options become fully exercisable in the event of a "change of control", as defined in the Stock Plan.

(4) As permitted by SEC rules, the Black-Scholes method of option valuation has been used to determine grant date present value. The assumptions used in the Black-Scholes option valuation calculation are: estimated future annual stock price volatility of 50%; a United States risk-free rate of return of 5.514% and an estimated future dividend yield of 0%. MMG does not advocate or necessarily agree that the Black-Scholes method or any other method permitted by the SEC can properly determine the value of an option. However, no gain to the optionees is possible without an increase in the stock price. Thus a zero increase or decrease in stock price, compared to the exercise price, will not produce any gain for the optionee.

(5) Options expire ten years from date of grant or, as to any unvested portion of the option, upon the resignation of grantee as the President and Chief Executive Officer of the Company. Options became one fifth exercisable on the date of grant and vest ratably over a four year period. To the extent not already exercisable, the options become fully exercisable in the event of a "change of control", as defined in the Option Agreement. The Company also granted 1 million options to John W. Kluge, Chairman of the Board of Directors, having substantially identical terms and conditons.

                  AGGREGATED OPTION AND SAR EXERCISES IN 1997
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

    The following table sets forth information concerning the exercise of options or SARs by the Named Executive Officers during the 1997 fiscal year and the number of unexercised options and SARs held by such officers at the end of the 1997 fiscal year.

                          FISCAL YEAR END VALUE $9.50

                                                                                                              VALUE OF
                                                                                                             UNEXERCISED
                                                                                                               IN THE
                                                                                                                MONEY
                                                                                                              OPTIONS/
                                                                                    NUMBER OF SECURITIES        SARS
                                                              VALUE REALIZED       UNDERLYING UNEXERCISED     AT FISCAL
                                                                  (MARKET              OPTIONS/SAR'S          YEAR END
                                               SHARES            PRICE AT          AT FISCAL YEAR END (#)        ($)
                                              ACQUIRED         EXERCISE LESS     --------------------------  -----------
NAME                                         ON EXERCISE      EXERCISE PRICE)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE
-----------------------------------------  ---------------  -------------------  -----------  -------------  -----------
Stuart Subotnick.........................           -0-                -0-          220,000        830,000    $  41,800
Arnold L. Wadler.........................           -0-                -0-          100,000        150,000    $  19,000
Silvia Kessel............................           -0-                -0-          100,000        150,000    $  19,000
Robert A. Maresca........................           -0-                -0-           30,000         45,000    $   5,700
Vincent D. Sasso, Jr.....................           -0-                -0-           15,000         60,000    $   2,850


NAME                                       UNEXERCISABLE
-----------------------------------------  -------------
Stuart Subotnick.........................   $   157,700
Arnold L. Wadler.........................   $    28,500
Silvia Kessel............................   $    28,500
Robert A. Maresca........................   $     8,550
Vincent D. Sasso, Jr.....................   $    11,400

                         TEN-YEAR OPTION/SAR REPRICINGS

    The following table sets forth information concerning the repricing of stock options held by any executive officer during the last ten years.

                                           NUMBER OF        MARKET PRICE OF    EXERCISE
                                           SECURITIES        STOCK AT TIME       PRICE                         LENGTH OF
                                           UNDERLYING             OF          AT TIME OF                    ORIGINAL OPTION
                                         OPTIONS/SAR'S       REPRICING OR    REPRICING OR   NEW EXERCISE     TERMINATION AT
                                      REPRICED OR AMENDED      AMENDMENT       AMENDMENT      PRICE(1)          DATE OF
NAME                         DATE             ($)                 ($)             ($)            ($)           REPRICING
-------------------------  ---------  --------------------  ---------------  -------------  -------------  ------------------

Stuart Subotnick.........    3/26/97           50,000          $  9.3125       $   12.75      $    9.31    8years/10months
President and Chief
  Executive Officer

Arnold L. Wadler.........    3/26/97          250,000          $  9.3125       $   12.75      $    9.31    8years/10months
Executive Vice President,
  General Counsel and
  Secretary

Silvia Kessel............    3/26/97          250,000          $  9.3125       $   12.75      $    9.31    8years/10months
Executive Vice President,
  Chief Financial Officer
  and Treasurer

Robert A. Maresca........    3/26/97           75,000          $  9.3125       $   12.75      $    9.31    8years/10months
Senior Vice President and
  Chief Accounting
  Officer

------------------------

(1) Vesting terms were not amended at the time of repricing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MMG'S RELATIONSHIP WITH METROMEDIA COMPANY

    Metromedia and its affiliates are collectively the largest single stockholder of the Company, owning, as of the Record Date, approximately 26.6% of the issued and outstanding shares of Common Stock.

    MMG is a party to a number of agreements and arrangements with Metromedia Company ("Metromedia") and its affiliates, the material terms of which are summarized below.

    SNAPPER CREDIT FACILITY. On November 26, 1996, Snapper entered into a credit agreement (the "Snapper Credit Agreement") with AmSouth Bank of Alabama ("AmSouth"). pursuant to which AmSouth has agreed to make available to Snapper a revolving line of credit up to $55 million, upon the terms and subject to conditions contained in the Snapper Credit Agreement (the "Snapper Revolver") for a period ending on January 1, 1999 (the "Snapper Revolver Termination Date"). On November 12, 1997, Snapper amended and restated the Snapper Credit Agreement to increase the amount of the revolving line of credit to $80.0 million. The Snapper Revolver is guaranteed by the Company and Messrs. Kluge and Subotnick have agreed to guarantee $10.0 million of the Snapper Revolver. At March 31, 1998, $73,536,137.91 was outstanding under the Snapper Revolver.

    The Snapper Revolver bears interest at an applicable margin above the prime rate (up to 1.5%) or a LIBOR rate (up to 4%). The Snapper Revolver matures on January 1, 2000. The Snapper Credit Agreement is secured by a first priority security interest in all of Snapper's assets and properties and is also entitled to the benefit of a replenishable $1 million cash collateral account, which was initially funded by Snapper. Under the Snapper Credit Agreement, AmSouth may draw upon amounts in this cash collateral account to satisfy any payment defaults by Snapper and Messrs. Kluge and Subotnick are obligated to replenish such account any time amounts are so withdrawn, up to $10.0 million of the Snapper Revolver.

    At December 31, 1997 Snapper was not in compliance with certain financial covenants under the Snapper Revolver. Subsequent to December 31, 1997, Snapper and AmSouth amended the Snapper Credit Agreement to provide for (i) a reduction in the amount of the line of credit from $80.0 million to $55.0 million as of July 1, 1998 and (ii) a reduction in the finished goods advance rate from 80% to 70% as of July 1, 1998. As part of the amendment to the Snapper Credit Agreement, AmSouth waived the covenant defaults as of December 31, 1997. The amendment replaces certain existing financial covenants with covenants regarding minimum quarterly cash flow and equity requirements (as defined in the amendment).

    MANAGEMENT AGREEMENT. The Company is a party to a management agreement with Metromedia dated November 1, 1995, as amended on January 1, 1997 (the "Management Agreement"), pursuant to which Metromedia provides the Company with management services, including legal, insurance, payroll and financial accounting systems and cash management, tax and benefit plans. The Management Agreement terminates on October 31, 1998, and is automatically renewed for successive one year terms unless either party terminates upon 60 days prior written notice. Pursuant to an amendment dated January 1, 1997, the management fee under the Management Agreement was increased to $3.25 million per year, payable monthly at a rate of $270,833.33 per month. The Company is also obligated to reimburse Metromedia for all its out-of-pocket costs and expenses incurred and advances paid by Metromedia in connection with the Management Agreement. Pursuant to the Management Agreement, the Company has agreed to indemnify and hold Metromedia harmless from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses (including reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any kind) imposed on, incurred by or asserted against Metromedia in connection with the Management Agreement. In fiscal 1997 Metromedia received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to the Company pursuant to the Management Agreement.

    TRADEMARK LICENSE AGREEMENT. The Company is party to a license agreement with Metromedia (the "Metromedia License Agreement"), dated November 1, 1995 as amended on June 13, 1996, pursuant to which Metromedia has granted the Company a non-exclusive, non-transferable, non-assignable right and license, without the right to grant sublicenses, to use the trade name, trademark and corporate name "Metromedia" in the United States and, with respect to Metromedia International Telecommunications, Inc. ("MITI"), worldwide, royalty-free for a term of 10 years. The Metromedia License Agreement can be terminated by Metromedia upon one month's prior written notice in the event (i) of the expiration or termination of the Management Agreement; (ii) of a "change in control" of the Company (as defined below); or (iii) any of the stock or all or substantially all of the assets of any of the subsidiaries of the Company is sold or transferred, in which case, the Metromedia License Agreement shall terminate with respect to such subsidiary. A Change in Control of the Company is defined as (a) a transaction in which a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) not in existence at the time of the execution of the Metromedia License Agreement becomes the beneficial owner of stock entitling such person or group to exercise 50% or more of the combined voting power of all classes of stock of the Company; (b) a change in the composition of the Company's Board of Directors whereby a majority of the members thereof are not directors serving on the board at the time of the Metromedia License Agreement or any person succeeding such director who was recommended or elected by such directors; (c) a reorganization, merger or consolidation whereby, following the consummation thereof, Metromedia would hold less than 10% of the combined voting power of all classes of the Company's stock; (d) a sale or other disposition of all or substantially all of the assets of the Company; or (e) any transaction the result of which would be that the Common Stock would not be required to be registered under the Exchange Act and the holders of Common Stock would not receive common stock of the survivor of the transaction which is required to be registered under the Exchange Act.

    In addition, Metromedia has reserved the right to terminate the Metromedia License Agreement in its entirety immediately upon written notice to the Company, if, in Metromedia's sole judgment, the Company's continued use of "Metromedia" as a trade name would jeopardize or be detrimental to the goodwill and reputation of Metromedia.

    Pursuant to the Metromedia License Agreement, the Company has agreed to indemnify and hold Metromedia harmless against any and all losses, claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and reasonable legal (and other expenses related thereto) arising in connection with the Metromedia License Agreement.

    The Company believes that the terms of each of the transactions described above were no less favorable to the Company than could have been obtained from non-affiliated parties.

    ORION LICENSE AGREEMENT. Metromedia Romania Programming Services, Limited, a subsidiary of MITI, is party to a television license agreement with Orion Pictures Corporation ("Orion"), dated September 1, 1996 (the "Orion License Agreement"), pursuant to which Orion has granted to MITI non-exclusive Basic Cable Television Rights (as such term is defined in the Orion License Agreement) to, among other things exhibit, transmit, broadcast and perform certain programs. The Orion License Agreement also provides MITI with the right to authorize others to do so in certain other languages. The Orion License Agreement covers Romania and Moldova. The License Term is defined in the agreement as the eighteen (18) month period beginning on the first day of the month for which a selected program is scheduled for exhibition by means of Basic Cable Television (as such term is defined in the agreement). During 1997, MITI paid $188,000 to Orion pursuant to the Orion License Agreement. As a result of the sale of substantially all of the assets of the Company's entertainment business, on July 10, 1997, Orion is no longer affiliated with the Company.

INDEMNIFICATION AGREEMENTS

    MMG has entered into indemnification agreements (the "Indemnification Agreements") with certain officers and directors of MMG. The Indemnification Agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The Indemnification Agreements also provide for (i) advancement by MMG of expenses incurred by the director or officer in defending certain litigation, (ii) the appointment in certain circumstances of an independent legal counsel to determine whether the director or officer is entitled to indemnification and (iii) the continued maintenance by MMG of directors' and officers' liability insurance (which currently consists of $15 million of primary coverage). These Indemnification Agreements were approved by the stockholders of MMG at its 1993 Annual Meeting of Stockholders.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires MMG's directors and executive officers, and persons who beneficially own more than 10% of the outstanding Common Stock, to file with the Commission and the AMEX initial reports of ownership and reports of changes in ownership of the Common Stock. Such officers, directors and greater than 10% stockholders are required by the regulations of the Commission to furnish MMG with copies of all reports that they file under Section 16(a). To MMG's knowledge, based solely on a review of the copies of such reports furnished to MMG and written representations that no other reports were required, all Section 16(a) filing requirements applicable to MMG's officers, directors and greater than 10% beneficial owners were complied with by such persons during fiscal year ended December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Sanders, Imlay and Johnson. The Compensation Committee is comprised entirely of independent directors and is responsible for developing and making recommendations to the Board with respect to MMG's executive compensation policies.

COMPENSATION COMMITTEE REPORT ON COMPENSATION

    The following report of the Compensation Committee discusses MMG's executive compensation policies generally and, specifically, the relationship of MMG's performance in 1997 to the compensation of MMG of its executive officers:

        The Company's executive officers are employed and paid by Metromedia Company, and Metromedia Company provides the services of such executive officers to MMG pursuant to the Management Agreement. For the year ended December 31, 1997, the Company paid Metromedia Company a management fee of $3.25 million pursuant to the Management Agreement. A portion of such management fee has been allocated by the Company to the payment of the salaries of the Company's executive officers based upon the services provided to the Company by such officers on behalf of Metromedia Company.

        BACKGROUND. In general, the Compensation Committee seeks to link the compensation allocable to the services provided by each executive officer to the performance of MMG and to the management fee payable pursuant to the Management Agreement. In addition, the members of the Compensation Committee constitute all of the members of the Company's Board of Directors who are not affiliated with Metromedia Company, and such members are therefore the directors whose approval is required to authorize the management fee under the Management Agreement. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation, as a component of the management fee, that is competitive with companies of comparable size, similar market and operating characteristics and similar prospects.

        During 1996, the Compensation Committee reviewed total officer compensation against a market comparison group of approximately 12 companies in the communications industry (the "1996 Comparison Group") to assess the competitiveness of the compensation of MMG's executive officers. During 1997, the Compensation Committee reviewed chief executive officer and chairman compensation against a market comparison group of 11 companies in the communications industry (the "1997 Comparison Group") to assess further the competitiveness of the compensation of MMG's chief executive officer. The Compensation Committee has since obtained updated information regarding compensation of the 1997 Comparison Group.

        In such reviews, the Compensation Committee considered MMG's executive compensation in view of the Company's size, the number of operating units, and the role and responsibilities of MMG's executive officers. In comparing the compensation of its executives with that of executives of companies in the two Comparison Groups, the Compensation Committee considered the competitiveness of the amounts of the management fee allocated to salaries of the Company's executive officers, assuming that such amounts were paid directly to such officers, and taking cognizance of the fact that such officers performed duties for Metromedia Company in addition to their duties for MMG, and received additional compensation therefore. The Compensation Committee also considered the differences between the business of the Company and the businesses of the members of the Comparison Groups.

        The companies included in the NASDAQ Telecommunications Index for purposes of analyzing the performance of MMG's Common Stock during 1997 (see "Performance Graph" below) are not identical to the 12 companies in the 1996 Comparison Group or the 11 companies in the 1997 Comparison Group. Nevertheless, MMG believes that the cross-section of companies included in the NASDAQ Telecommunications Index and the two Comparison Groups are sufficiently similar and provide a reasonable basis for the Compensation Committee to develop justified compensation policies and for an investor to evaluate the performance of MMG's Common Stock.

        STOCK OPTIONS. The Compensation Committee believes that the grant of stock options will motivate executives to create long-term growth in shareholder value. Pursuant to the Company's 1996 Stock Option Plan (the "Stock Option Plan"), options are granted at the discretion of the Compensation Committee, usually annually. The number of option shares covered by such grants is determined based upon assessment of the individual's performance. The Compensation Committee considers the recommendation of and relies on information provided by the Chief Executive Officer in determining the number of option shares to be granted to the non-CEO executive officers. The Compensation Committee believes that the periodic grant of time-vested stock options provides an incentive that focuses the executives' attention on managing the business as owners of an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

        In March, 1997 the Compensation Committee reviewed certain options previously granted to employees of the Company and the market price of the Company's common stock during the past year. The Committee recognized that options issued by the Company are utilized as compensation and to provide incentives to improve Company performance and thereby positively influence the market price for the Company's common stock for the benefit of all shareholders. The Committee determined that the market price had declined despite the Company's significant accomplishments, that certain options previously granted under the Stock Option Plan were at exercise prices significantly in excess of the current market prices of the Company's common stock, and that these outstanding stock options, if left in place, would not achieve the underlying objectives.

        Accordingly, on March 26, 1997 (the "Grant Date"), replacement stock options were granted to replace certain previously issued stock options under such plan. The replacement options did not involve the grant of any additional shares. The replacement options were granted at an exercise price of $9.31 per share, the fair market value per share of shares of the Company's common stock on such date. No other option repricing or exchange has occurred in the past ten years.

        CHIEF EXECUTIVE OFFICER COMPENSATION. The Summary Compensation Table sets forth amounts of the management fee paid during 1997 to Metromedia Company and allocable to compensation of Stuart Subotnick, MMG's President and Chief Executive Officer, by the Company. The amount of the management fee allocable to Mr. Subotnick's base salary was established in December 1996 upon the resignation of the former Chief Executive Officer of the Company, Mr. John D. Phillips, and was subsequently increased by the Compensation Committee. The amount of the management fee allocable to Mr. Subotnick's base salary was determined by analyzing the compensation of chief executive officers in the Comparison Groups, with particular emphasis on the 1997 Comparison Group, along with the amounts previously paid to Mr. Phillips. The Compensation Committee believes such analysis is reasonable.

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to the Company and to the executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive's vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

        The foregoing report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing of MMG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                                          Submitted by the Compensation
                                          Committee of MMG's Board of
                                          Directors as of March 27, 1998

                                          John P. Imlay, Jr.
                                          Clark A. Johnson
                                          Carl E. Sanders
                                          Leonard White

PERFORMANCE GRAPH

    The following graph sets forth MMG's total stockholder return as compared to the Standard & Poor's 500 Index and the NASDAQ Telecommunications Stock Index for the five year period from January 1, 1992 through December 31, 1997. The total stockholder return assumes $100 invested at the beginning of the period in MMG's Common Stock, the Standard & Poor's 500 Index and the NASDAQ Telecommunications Index.

    METROMEDIA INTERNATIONAL GROUP, INC. CUMULATIVE TOTAL SHAREHOLDER RETURN EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             COMPARISON OF CUMULATIVE TOTAL RETURN SINCE DECEMBER 1992 AMONG

                                       Metromedia International Group, Inc. & Select Indices
                                                                                        1992       1993       1994       1995
Metromedia Int. Group, Inc.                                                              100         61         74        113
S&P 500 Index                                                                            100        110        112        153
NASDAQ Telecomm Index                                                                    100        145        122        163



                                  1996       1997
Metromedia Int. Group, Inc.         80         77
S&P 500 Index                      188        251
NASDAQ Telecomm Index              169        240

                                                                               1992       1993       1994       1995       1996
                                                                             ---------  ---------  ---------  ---------  ---------
Metromedia International Group, Inc........................................  $     100  $      61  $      74  $     113  $      80
S&P 500 Index..............................................................  $     100  $     110  $     112  $     153  $     188
NASDAQ Telecomm Index......................................................  $     100  $     145  $     122  $     163  $     169

                                                                               1997
                                                                             ---------
Metromedia International Group, Inc........................................  $      77
S&P 500 Index..............................................................  $     251
NASDAQ Telecomm Index......................................................  $     240

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    The following table sets forth certain information with respect to the members of MMG's Board of Directors, including the four incumbent Class III Directors (Messrs. Johnson, Sanders Wadler and Ms. Kessel) who have been nominated by the Board of Directors for re-election as Class III Directors at the Annual Meeting.

    The Board of Directors knows of no reason why any of its nominees will be unable or will refuse to accept election. If any nominee becomes unable or refuses to accept election, the Board of Directors will either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

    The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the four Class III Directors to MMG's Board.

                                                                                                      CLASS OF    DIRECTOR
NAME, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS                    AGE      DIRECTORS      SINCE
--------------------------------------------------------------------------------------      ---      ----------  -----------

John P. Imlay, Jr.....................................................................          61      Class I        1993
  Served since 1990 as Chairman of Dun & Bradstreet Software Services, Inc., an
  application software company located in Atlanta, Georgia. Mr. Imlay is the former
  Chairman of Management Science America, a mainframe applications software company.
  Management Science America was acquired by Dun & Bradstreet Software Services, Inc.
  in 1990. Mr. Imlay is also a director of the Atlanta Falcons, a National Football
  League team, and The Gartner Group. Mr. Imlay is a member of the Audit Committee and the Compensation Committee.

John W. Kluge.........................................................................          83      Class I        1995
  Chairman of the Board of Directors of the Company since November 1, 1995. Chairman of the Board and a director of Orion Pictures Corporation from 1992 until July 1997.
  Chairman and President of Metromedia Company and its predecessor-in-interest,
  Metromedia, Inc. for over five years. Director of Metromedia Fiber Network, Inc.,
  The Bear Stearns Companies, Inc., Conair Corporation and Occidental Petroleum
  Corporation. Mr. Kluge is Chairman of the Executive Committee and the Nominating
  Committee.

Stuart Subotnick......................................................................          56      Class I        1995
  President and Chief Executive Officer since December 4, 1996 and Vice Chairman of the Board of Directors of the Company since November 1, 1995. Vice Chairman of the
  Board and a director of Orion Pictures Corporation from 1992 until July 1997
  Executive Vice President of Metromedia and its predecessor-in-interest, Metromedia
  Inc. for over five years. Director of Metromedia Fiber Network, Inc. Carnival Cruise
  Lines, Inc., Big City Radio, Inc. Mr. Subotnick is a member of the Executive
  Committee.

Richard J. Sherwin....................................................................          54     Class II        1995
  President of MITI. Mr. Sherwin has served as Co-President and director of MITI and its predecessor companies since October 1990. Prior to that, Mr. Sherwin served as the Chief Operating Officer of Graphic Scanning Corp., a paging and wireless telecommunications company.

                                                                                                      CLASS OF    DIRECTOR
NAME, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS                    AGE      DIRECTORS      SINCE
--------------------------------------------------------------------------------------      ---      ----------  -----------
Leonard White.........................................................................          58     Class II        1995
  President and Chief Executive Officer of Rigel Enterprises, a management and private investment firm, since July 1997. Served as President and Chief Executive Officer of
  Orion Pictures Corporation from March 1992 until July 1997 and Metromedia
  Entertainment Group from 1995 until July 1997. Chairman of the Board and Chief
  Executive Officer of Orion Home Entertainment Corporation, a subsidiary of Orion
  ("OHEC"), from March 1991 until March 1992. President and Chief Operating Officer of
  Orion Home Video division of OHEC from March 1987 until March 1991. Mr. White is a
  Director of Metromedia Fiber Network, Inc., Big City Radio, Inc. and American Film
  Technologies. Mr. White is Chairman of the Audit Committee and a member of the
  Compensation Committee.

Clark A. Johnson......................................................................          66    Class III        1990
  Mr. Johnson has served as chairman and Chief Executive Officer of Pier 1 Imports,
  Inc., a specialty retailer of decorative home furnishings, since August 1988. Mr.
  Johnson is a director of Albertson's, Inc., Anacomp, Inc., Heritage Media
  Corporation, InterTAN, Inc. and Pier 1 Imports, Inc. Mr. Johnson is a member of the
  Compensation and Audit Committees.

Silvia Kessel.........................................................................          47    Class III        1995
  Executive Vice President since August 29, 1996 and Senior Vice President, Chief
  Financial Officer and Treasurer of the Company since November 1, 1995. Executive
  Vice President and a director of Orion Pictures Corporation from January 1993 until
  June 1997. Senior Vice President of Orion from June 1991 to November 1992. Senior
  Vice President of Metromedia since January 1994. President of Kluge & Company from
  January 1992. Managing Director of Kluge & Company (and its predecessor) from April
  1990 to January 1994. Director and Executive Vice President of Metromedia Fiber
  Network, Inc. and Big City Radio, Inc. Ms. Kessel is a member of the Audit
  Committee.

Carl E. Sanders.......................................................................          72    Class III        1967
  Engaged in the private practice of law as Chairman of Troutman Sanders, a law firm located in Atlanta, Georgia. Director of the Company since 1967, except for a one-year period from April 1970 to April 1971. Former Governor of the State of
  Georgia and a director of Carmike Cinemas, Inc., Norrell Corporation, Healthdyne,
  Inc., and was also a director of RDM Sports Group, Inc. Mr. Sanders is Chairman of
  the Compensation Committee.

Arnold L. Wadler......................................................................          54    Class III        1995
  Executive Vice President since August 29, 1996 and Senior Vice President, General
  Counsel and Secretary of the Company since November 1, 1995. Senior Vice President,
  Secretary and General Counsel of Metromedia Company and its predecessor-in-interest,
  Metromedia, Inc., for over five years. Director, Executive Vice President, General
  Counsel and Secretary of Metromedia Fiber Network, Inc. and Big City Radio, Inc.
  Director of Orion Pictures Corporation from 1992 until July 1997. Mr. Wadler is
  Chairman of the Nominating Committee.

                        PROPOSAL NO. 2--RATIFICATION OF
                    THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of MMG has appointed the firm of KPMG Peat Marwick LLP, independent auditors, to audit the consolidated financial statements of MMG and its subsidiaries for the fiscal year ending December 31, 1998, subject to ratification by MMG's Stockholders.

    A partner of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and to be provided with an opportunity to make a statement if such partner desires to do so and to be available to respond to appropriate questions from stockholders.

    If the MMG Stockholders do not ratify the appointment of KPMG Peat Marwick LLP as MMG's independent auditors for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

    The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve and adopt Proposal Number 2.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF MMG'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                     PROPOSAL NO. 3--THE CHARTER AMENDMENT

    Alan G. Hevesi, investment adviser and a trustee of the New York City Teachers' Retirement System ("NYCTRS"), c/o The City of New York, office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, owner of 15,900 shares of Common Stock, has submitted the following proposal on behalf of NYDTRS.

   "BE IT RESOLVED, that the shareholders of Metromedia International Group request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings".

    STATEMENT IN SUPPORT: "The rights of the shareholders to take action by written consent and to call special meetings should not be abridged. The Company's elimination of these rights, in our opinion, effectively removes important processes by which shareholders can act expeditiously to protect their investment interests.

    For example, the right of shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder's proposal to acquire control of the Company, or a dissident shareholder's slate of nominees for election to the Board of Directors, because such proposals are required to be presented only at the annual meeting."

    STATEMENT OF THE BOARD OF DIRECTORS: Presently, the Restated Certificate of Incorporation and By-laws of the Company (collectively, the "Corporate Documents") (i) require, among other things, that special meetings of Stockholders for any purpose be called by either the Chairman or Vice Chairman of the Board of Directors and (ii) do not provide for Stockholder action by written consent. If the Company amended the Corporate Documents as proposed, it would allow its Stockholders to call special meetings and act without a meeting whenever, however frequently and for whatever reason such Stockholders may desire. For the reasons stated below, the Board of Directors believes that the requested amendments to the Corporate Documents are not in the best interests of the Company and its Stockholders.

    Applicable Delaware law does not grant stockholders of a corporation the absolute right to call a special meeting or act by written consent, and instead permits each individual corporation to determine in its Corporate Documents whether stockholders will have such rights. The Board of Directors believes that the Delaware legislature adopted this approach due to the significant financial and administrative burdens that a special meeting or stockholder action by consent can impose on a public corporation.

    Approximately 7,394 persons and entities are the record holders of the Company's common stock, each of whom, if Proposal No. 3 is approved, would be entitled under the proposal to demand a special meeting or institute action by written consent. Each such stockholder would also be entitled to notice of, and to receive proxy materials relating to, any special meeting, thereby necessitating actual expenditures (legal, printing and postage) in addition to those associated with the Company's annual meeting. In addition, the calling of a special meeting would necessitate the diversion of corporate officers and employees from their other duties in order to prepare for such a meeting. The Board of Directors believes that the interest of the Company's Stockholders would be better served utilizing these resources to improve its businesses. Similarly, the Board of Directors believes that permitting action to be taken by written consent would create confusion as multiple stockholders would be able to solicit written consents on various matters and would divert valuable corporate resources to this process.

    In light of the foregoing, the Board of Directors believes that the adoption of Proposal No. 3 could leave the Company exposed to numerous calls for special meetings and stockholder action by consent that may be of little or no benefit to Stockholders and which are a significant burden to the Company. Stockholders, such as the proponent of Proposal No. 3, remain free to make proposals at the Company's annual meeting. The Board of Directors believe that the Chairman and Vice Chairman of the Board of Directors are in the best position to determine if a special meeting is warranted.

    FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL NO. 3 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3.

    Approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of Proposal No. 3.

                   ANNUAL REPORT; INCORPORATION BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (which contains the Company's audited consolidated financial statements) is contained elsewhere in this Proxy Statement. To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Board of Directors Report on Compensation" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Any MMG Stockholder who wishes to present a proposal at the 1999 Annual Meeting of Stockholders of MMG, and who wishes to have such proposal included in MMG's proxy statement for that meeting, must deliver a copy of such proposal to MMG at One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention:
Corporate Secretary, no later than December 12, 1998; provided, however, that if the 1999 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1998 Annual Meeting, any stockholder who wishes to have a proposal included in MMG's proxy statement for that meeting must deliver a copy of the proposal to MMG a reasonable time before the proxy solicitation is made. MMG reserves the right to decline to include in MMG's proxy statement any stockholder's proposal which does not comply with the rules of the Commission for inclusion therein.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

    PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. YOU MAY LATER REVOKE THE PROXY AND, IF YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors,

                                          Arnold L. Wadler
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

April 9, 1998

                            APPRENDIX-PROXY CARD
                    METROMEDIA INTERNATIONAL GROUP, INC.

                  THIS PROXY IS SOLICITED ON BEHALF OF THE
                          BOARD OF DIRECTORS

                      Annual Meeting of Stockholders,
                             May 13, 1998

     The undersigned hereby appoints Silvia Kessel, Arnold L. Wadler and Robert A. Maresca, and each of them with full power of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to vote at the annual meeting (the "Annual Meeting") of the Stockholders of Metromedia International Group, Inc. ("MMG"), to be held on May 13, 1998, commencing at 9:00 a.m., local time, in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019, and any and all adjournments thereof, all the shares of common stock, par value $1.00 per share, of MMG ("Common Stock") according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following, as more fully set forth in the Proxy Statement of MMG, dated April 9, 1998.


                     (Please date and sign on the reverse side)

                 [REVERSE SIDE OF PROXY CAR]

1. To elect Messrs. Clark A. Johnson, Carl E. Sanders, Arnold L. Wadler and Ms. Silvia Kessel to MMG's Board of Directors to serve a three-year term is Class III Directors until their respective successors are elected and qualified.

    GRANT AUTHORITY     WITHHOLD      (INSTRUCTIONS: To withhold authority to
    to vote for all    AUTHORITY      vote for any nominees print the name of
    nominees (except  to vote for    such nominee on the space provided below.)
    as otherwise      all nominees
    specified below),                    -------------------------------------

           / /            / /

2. To ratify the selection of KPMG Peat Marwick LLP as MMG's Independent accountants for the year ending December 31, 1998

    FOR  AGAINST  ABSTAIN
    / /    / /     / /

3. To consider and vote upon a proposal submitted by a stockholder of MMG to amend the Company's Certificate of Incorporation to allow Stockholders to take action by written consent and to call special meetings.

    FOR  AGAINST ABSTAIN
    / /    / /    / /

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN
    THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCK-
    HOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS
    PROXY WILL BE VOTED "FOR"
    PROPOSALS 1 AND 2 LISTED ABOVE AND AGAINST PROPOSAL 3.

    Dated:_______________, 1998

    ___________________________
    Signature

    ___________________________
    Signature if held jointly

Please sign exactly as name(s) appear on this Proxy
Card. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee, or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.